UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2008

AFFYMAX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue

Palo Alto, California 94304

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 812 -8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     Effective December 17, 2008, the Affymax, Inc. (the Company) entered into amended and restated employment agreements with the officers of the Company to conform existing employment agreements to the final regulations under Section 409A of the Internal Revenue Code and provide certain additional benefits upon termination of employment following a change of control of the Company.   The material modifications to the existing executive employment agreements consisted of the following:

Arlene M. Morris, President and Chief Executive officer

•      Upon an involuntary termination of employment in the absence of a change of control, an increase in the severance benefits from nine months of salary and health benefits to twelve months.

•      Upon an involuntary termination of employment within 12 months of a change of control, an increase in the severance benefits to provide for (i) to eighteen months of salary and bonus and (ii) reimbursement of applicable excise taxes of up to a maximum of $500,000.

Paul B. Cleveland, Executive Vice President, Corporate Development and Chief Financial Officer

•      Upon an involuntary termination of employment within 12 months of a change of control, an increase in the severance benefits to provide for (i) twelve months of salary and bonus and (ii) reimbursement of applicable excise taxes of up to a maximum of $250,000.

Anne-Marie Duliege, M.D, M.S, Chief Medical Officer

•      Upon an involuntary termination of employment within 12 months of a change of control, an increase in the severance benefits to provide for (i) twelve months of salary and bonus and (ii) reimbursement of applicable excise taxes of up to a maximum of $250,000.

Robert Venteicher Ph.D., Senior Vice President, Technical Operations.

•      Upon an involuntary termination of employment within 12 months of a change of control, an increase in the severance benefits to provide for (i) twelve months of salary and bonus and (ii) reimbursement of applicable excise taxes of up to a maximum of $250,000.

Steven Love, Vice President, Finance

•      Upon an involuntary termination of employment within 12 months of a change of control, an increase in the severance benefits to provide for six months of bonus, an increase from no bonus payment.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: December 19, 2008	By:	/s/ Paul B. Cleveland

Paul B. Cleveland Executive Vice President, Corporate Development and Chief Financial Officer